HURCO AMENDS ODD LOT TENDER OFFER


         INDIANAPOLIS--(BUSINESS WIRE)--June 23, 2003 . . . Hurco Companies, Inc. (NASDAQ Symbol: HURC) today announced that it has amended its tender offer for the purchase of all shares of its common stock held by persons owning 99 or fewer shares as of the close of business on June 2, 2003 to waive the Company's right to withdraw the offer if it determines that it is inadvisable to proceed with the offer for any reason. Accordingly, the Company will purchase all shares of its common stock that are properly tendered on or prior to the expiration of the offer.

         The offer will expire at 5:00 p.m., New York City time, on Tuesday, July 1, 2003, unless extended or terminated earlier. Eligible stockholders who would like to accept the offer must tender all shares that they own. Partial tenders will not be accepted.

         The Company will pay $3.35 for each share properly tendered by an eligible stockholder. This price represents a premium of 19.6% over the last sale price of the common stock on the Nasdaq National Market on June 2, 2003, the last trading day prior to the date of the offer and 17.5% over the last sale price on June 19, 2003.

         The offer is not conditioned on the receipt of any minimum number of tenders.

        If, after completion of the tendor offer, the Company has fewer than 300 stockholders of record, the Company intends to terminate the registration of its common stock under the Securities Exchange Act of 1934 and become a non-reporting company. If that occurs, the Company will no longer file periodic reports with the Securities and Exchange Commission, including annual reports on Form 10-K and quarterly reports on Form 10-Q, and will not be subject to the SEC's proxy rules. In addition, the common stock will no longer be eligible for trading on the Nasdaq market.

         Amended offering documents have been filed with the Securities and Exchange Commission and have been posted on the Company's website, www.hurco.com.

         Questions or requests for documents may be directed to Innisfree M&A Incorporated, the Information Agent for the offer, by telephone at (888) 750-5834 (toll free) or in writing at 501 Madison Avenue, 20th Floor, New York, New York 10022.

         Hurco Companies, Inc. is an industrial technology company that designs and produces interactive computer controls, software and computerized machine tools for the worldwide metal cutting and metal forming industry. The end market for the Company's products consists primarily of independent job shops and short-run manufacturing operations within large corporations in industries such as the aerospace, defense, medical equipment, energy, transportation and computer equipment. The Company is based in Indianapolis, Indiana, and has sales, application engineering and service subsidiaries in High Wycombe, England; Munich, Germany; Paris, France; Milan, Italy; Shanghai, China and Singapore, along with manufacturing operations in Taiwan. Products are sold through independent agents and distributors in the United States, Europe and Asia.
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The Company also has direct sales forces in the United Kingdom, Germany,
France, Italy, and Asia.

This announcement is not an offer to purchase or a solicitation of an offer to purchase with respect to the common stock. The tender offer is being made upon the terms and subject to the conditions set forth in the Offer to Purchase and the accompanying Letter of Transmittal, each dated June 3, 2003, as amended.


Contact:          Roger J. Wolf
                  Senior Vice President
                  Chief Financial Officer
                  (317) 293-5309